LightPath Technologies' CEO Jim Gaynor to Appear on WALLSTREETCAST on FOX Business Network

Jim Gaynor, LightPath Technologies' CEO, Will Highlight LightPath's Recent Activities and Performance on WALLSTREETCAST Aired on the FOX Business Network During Four Timeslots in July

ORLANDO, FL -- (Marketwire - July 01, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH) is pleased to announce that Jim Gaynor, LightPath's President and CEO, will appear on WALLSTREETCAST, a national weekly television program aired on the FOX Business Network. During this interview, Jim Gaynor will review LightPath Technologies' recent activities and discuss potential areas for future growth

The scheduled airtimes for the interview with Jim Gaynor are as follows:

  Saturday, July 3rd at 1PM
  Saturday, July 10th at 1PM
  Saturday, July 17th at 1PM
  Saturday, July 24th at 1PM

These appearances are part of an existing national radio, television and Internet Media Agreement with The Money Channel Inc., through MJD Media. This agreement provides an opportunity for potential investors to learn about LightPath Technologies products and growth strategies through interviews each week on Steve Crowley's AMERICAN SCENE national Radio and WALLSTREETCAST which airs on the FOX Business Network during certain times of the year. Both programs feature personal finance advice, stock market-related news and advice, and include regular CEO interviews of Micro-cap and Small-cap companies.

"We are extremely pleased to have this opportunity with WALLSTREETCAST to provide an effective means to tell LightPath's story to investors, potential customers and clients. We will use this media to demonstrate the company's progress, and to showcase our products and services in a timely manner to our targeted audience," said CEO Jim Gaynor.

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x336
Email: rpini@lightpath.com
Internet: www.lightpath.com